Exhibit 99.1

TRIQUINT SEMICONDUCTOR ANNOUNCES AGREEMENT TO

ACQUIRE WJ COMMUNICATIONS, INC.

WJ product innovation expands TriQuint’s RF/Analog product portfolio and RF module capability

HILLSBORO, OR (USA) – March 10, 2008 – TriQuint Semiconductor® (NASDAQ: TQNT), a leading RF supplier to the wireless communications industry and WJ Communications, Inc. (NASDAQ: WJCI), today announced a definitive agreement for TriQuint to acquire WJ. WJ is a leading supplier of radio frequency (RF) solutions for wireless infrastructure and will expand TriQuint’s reach into this market.

Under the terms of the agreement, TriQuint will acquire by merger all outstanding shares of WJ for $1.00 per share, implying a purchase price of approximately $72 million. Excluding one-time charges, TriQuint expects the deal to be neutral to earnings during fiscal 2008 and accretive thereafter. The transaction has been approved by the Board of Directors of both companies and is expected to close within 90 days, subject to an affirmative vote by WJ shareholders and other customary conditions.

Highlights of the acquisition are:

•	Combines WJ design expertise with TriQuint’s advanced technologies

•	Expands TriQuint’s presence in the communications infrastructure market

•	Provides TriQuint with a Silicon Valley based design center

•	Accelerates the evolution to multi-function modules for infrastructure applications

TriQuint has focused on bringing the technical innovation and cost savings it provides in the handset market to the evolving requirements of the communications infrastructure market. WJ shares TriQuint’s vision of combining RF power, switching and filtering in cost effective module solutions for base station and other infrastructure applications.

“We see great synergy with TriQuint in the areas of technology, customer relationships and manufacturing efficiencies. There is very little product overlap and a good cultural fit between our two organizations” commented Bruce Diamond, CEO of WJ. “We bring a broad product line of RF building blocks and modules as well as a talented Silicon Valley based design team to an established leader in the RF market space.”

Through this acquisition, TriQuint expects to expand its presence in the wireless infrastructure market comprised of cellular basestations and wireless and cable broadband infrastructure. “WJ’s solid reputation in these market areas is a wonderful complement to TriQuint’s strengths in design, manufacturing and customer support.” said Ralph Quinsey, CEO of TriQuint. “WJ’s technical expertise combined with the financial strength and stability of TriQuint will provide both innovative products and security of supply to the networks infrastructure customer base.”

Upon closing, it is anticipated that Bruce Diamond, CEO of WJ, will continue with the organization leading the business and assisting in integration.

Thomas Weisel Partners acted as exclusive financial advisor to WJ Communications on this transaction.

Conference Call

A conference call open to all interested parties regarding TriQuint’s acquisition of WJ will take place March 10th, 2008, at 10:00 AM PDT. To listen to the conference call via telephone, please call (888) 813-6582. A replay will be available for 7 days by dialing (706) 645-9291, passcode 38668579.

FORWARD LOOKING STATEMENTS

This TriQuint Semiconductor, Inc. (Nasdaq: TQNT) press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements involve risks and uncertainties. The cautionary statements made in this press release should be read as being applicable to all related statements wherever they appear. Statements containing such words as ‘expects,’ ‘anticipates,’ ‘will,’ ‘leading,’ or similar terms are considered to contain uncertainty and are forward-looking statements. In particular, statements as to expectations of the merger on future earnings, the closing of the merger and the benefits TriQuint will or may obtain from the merger are forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available as of today’s date, and there is no assumed obligation to update any of these statements. The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. For instance, although TriQuint and WJ Communications have signed a merger agreement, there is no assurance that they will complete the proposed merger. The proposed merger may not occur if the companies do not receive necessary approval of WJ Communication’s shareholders, or if it is blocked by a government agency, or if either WJ Communications or TriQuint fail to satisfy other conditions to closing. In addition, a number of factors affect TriQuint’s operating results and could cause its actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of, TriQuint including, but not limited to the inability to: realize synergies, achieve cost effectiveness, expand TriQuint’s presence in the wireless infrastructure market and provide innovative products and security of supply to the networks infrastructure customer base, as well as the other “Risk Factors” set forth in TriQuint’s most recent 10-K and 10-Q report filed with the Securities and Exchange Commission. This and other reports can be found on the SEC web site, www.sec.gov. A reader of this release should understand that these and other risks could cause actual results to differ materially from expectations expressed / implied in forward-looking statements.

FACTS ABOUT TRIQUINT

Founded in 1985, we “Connect the Digital World to the Global Network”™ by supplying high-performance RF modules, components and foundry services to the world’s leading communications companies. Specifically, TriQuint supplies products to four out of the top five cellular handset manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. TriQuint creates standard and custom products using advanced processes that include gallium arsenide, surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies to serve diverse markets including wireless handsets, base stations, broadband communications and military. TriQuint is also lead researcher in a 3-year DARPA program to develop advanced gallium nitride (GaN) amplifiers. TriQuint, as named by Strategy Analytics in August 2007, is the number-three worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. TriQuint has ISO9001 certified manufacturing facilities in Oregon, Texas, and Florida and a production plant in Costa Rica; design centers are located in North America and Germany. Visit TriQuint at www.triquint.com/rf to register for our newsletters.

FACTS ABOUT WJ Communications, Inc.

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), WiMAX, and RF power solutions. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

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